EXHIBIT 16.1

August 3, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Rich Uncles NNN REIT, Inc.’s Form 8-K dated August 3, 2016, and have the following comments:

1.	We agree with the statements made in:

a.	Subsection (a) paragraph 1, sentence 4;
b.	Subsection (a) paragraphs 2 and 3; and
c.	Subsection (a) paragraph 4, sentence 1.

2.	We have no basis on which to agree or disagree with the statements made in:
a.	Subsection (a) paragraph 1, sentences 1, 2, and 3;
b.	Subsection (a) paragraph 4, sentence 2; and
c.	Subsection (b) paragraphs 1 and 2.

Yours truly,

Anton & Chia